7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Second Quarter Financial Results

Denver, Colorado August 8, 2006 — Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the quarter and six months ended June 30, 2006, as filed on August 8, 2006, with the US Securities and Exchange Commission in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended June 30, 2006, of US$0.93 million or US$0.04 per share compared to a consolidated net loss of US$1.45 million or US$0.08 per share for the same period in 2005.  The Corporation’s consolidated net loss for the six-month period ended June 30, 2006, was US$2.0 million or US$0.09 per share compared to a consolidated net loss of US$2.4 million or US$0.13 per share for the same period in 2005.  The net losses for the three-month and six-month periods decreased from those for the prior-year periods by US$0.52 million and US$0.37 million, primarily reflecting increased interest income of US$0.17 million and US$0.20 million from the respective prior periods, decreased stock-based compensation expense of US$0.06 million and US$0.11 million from the respective prior periods, and decreased corporate administration and investor relations costs of US$0.27 million and US$0.03 million from the respective prior periods.

Net cash used in operations was US$1,105,000 for the three-month period ended June 30, 2006, compared to US$1,127,000 for the same period in 2005.  Cash used in operations was US$2,146,000 for the six-month period ended June 30, 2006, compared to US$1,819,000 for the same period in 2005. The slight decrease of US$22,000 for the three-month period can be attributed to a decreased consolidated net loss of US$524,000 and an aggregate reduction of non-cash items of $82,000; partially offset by a reduction in accounts payable of US$169,000, an increase in supplies and prepaid expenses of US$174,000 and an increase in accounts receivable of US$77,000.  The increase of US$327,000 for the six-month period can be attributed to an increase in accounts receivable of US$353,000, a reduction in accounts payable of US$190,000, and an increase in supplies and prepaid expenses of US$77,000; partially offset by a decreased consolidated net loss of US$374,000 and an aggregate reduction of non-cash items of US$84,000.

Net cash used for investing activities decreased to US$830,000 for the three-month period ended June 30, 2006, compared to US$1,964,000 for the same period in 2005.  The decrease of US$1,134,000 in 2006 primarily reflected the purchase of the Awak Mas Project in 2005 for US$1.5 million.  There was no comparable investment during the 2006 period.  For the six-month period ended June 30, 2006, net cash used for investing activities increased slightly by US$51,000 to US$2,279,000 (including the Corporation’s expenditure of US$1.3 million for the Mt. Todd gold mine in June 2006) compared to US$2,228,000 for the same period in 2005.  The slight increase is mostly the result of increased acquisitions of marketable securities of US$188,000 and increased purchases of plant and equipment of US$63,000, which are offset by increased proceeds from the sale of marketable securities of US$60,000.

Net cash provided by financing activities was US$19,834,000 in the three-month period ended June 30, 2006.  There was no cash provided from financing activities for the same period in 2005.  For the 2006 period, warrant exercises provided cash of US$19,676,000 and stock option exercises provided cash of US$186,000.  These amounts were slightly offset by additional share registration expenses attributable to the February 2006 private placement of US$28,000.

Net cash provided by financing activities was US$25,290,000 for the six-month period ended June 30, 2006, compared to US$398,000 for the same period in 2005.  For the 2006 period, a private placement financing completed in February 2006 provided net cash proceeds of US$3,184,000, warrant exercises provided cash of US$21,627,000 and stock option exercises provided cash of US$355,000.  The amounts raised in the 2005 six-month period were from the exercise of warrants in the amount of US$373,000 and stock options in the amount of US$25,000, all during the first quarter.

At June 30, 2006, the Corporation’s total assets were US$62.1 million compared to US$38.0 million at December 31, 2005, representing an increase of US$24.1 million.  At June 30, 2006, the Corporation had working capital of US$23.9 million compared to US$2.6 million at December 31, 2005, representing an increase of US$21.3 million.  This increase is primarily attributable to an increase in the Corporation’s cash balance due to warrant exercises resulting from the acceleration of the expiry of warrants issued in connection with the Corporation’s February 2003 and September 2004 private placements.

The principal component of working capital at both June 30, 2006, and December 31, 2005, is cash and cash equivalents of US$22.9 million and US$2.0 million, respectively.  Other components include marketable securities (June 30, 2006 — US$644,000; December 31, 2005 — US$468,000), supplies inventory, prepaids and other (June 30, 2006 — US$595,000; December 31, 2005 — US$481,000) and other liquid assets (June 30, 2006 — US$156,000; December 31, 2005 — US$118,000).  At June 30, 2006, the Corporation had no outstanding debt to banks or financial institutions.

The selected financial data including the results of operations for the three-month and six-month periods ended June 30, 2006 compared to 2005, and the financial positions as at June 30, 2006 compared to December 31, 2005, is summarized in the following table:

Selected Financial Data	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
U.S. $000’s, except loss per share

Results of operations
Net loss	$(926)	$(1,450)	$(2,034)	$(2,408)
Basic and diluted loss per share	(0.04)	(0.08)	(0.09)	(0.13)

Net cash used in operations	(1,105)	(1,127)	(2,146)	(1,819)
Net cash used in investing activities	(830)	(1,964)	(2,279)	(2,228)
Net cash provided by financing activities	19,834	—	25,290	398

Financial position	June 30,	December 31,
	2006	2005

Current assets	$24,287	$3,094
Total assets	62,078	37,999
Current liabilities	342	452
Total liabilities	4,481	4,596
Shareholders’ equity	57,597	33,403

Working capital	23,945	2,642

On Monday August 14, 2006, at 10:00 A.M. (MDT), the Corporation will have a webcast to discuss the financial results for the period ended June 30, 2006, and the other current business activities of the Corporation.  This webcast can be listened to by visiting the Corporation’s website at www.vistagold.com.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, the Mt. Todd project in Australia, the Amayapampa project in Bolivia and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com